Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Prudential Investment Portfolios 5 of our report dated September 20, 2024, relating to the financial statements and financial highlights, which appears in PGIM Target Date 2015 Fund and PGIM Target Date Income Fund’s Annual Report on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Form of Plan of Reorganization” in such Registration Statement, and to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in the Registration Statement dated September 27, 2024 for Prudential Investment Portfolios 5, which is also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 24, 2024